Exhibit 99.1

For Information Contact:

Reid Simpson

Chief Financial Officer

312.706.1706

reids@eCollege.com

eCollege® Announces Record First Quarter Revenue of $27.4 Million,

Up 15 Percent from 2005

Company Reports First Quarter EPS of $0.05 and Adjusted EPS of $0.12

CHICAGO – May 9, 2006 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced it achieved record revenue of $27.4 million for the first quarter ended March 31, 2006, an increase of 15 percent from revenue of $23.8 million for the same period in the prior year. First quarter revenue included $12.0 million from the Company’s eLearning Division and $15.4 million from the Company’s Enrollment Division.

Net income for the first quarter of 2006 was $1.1 million ($0.05 per diluted share) compared to net income of $0.6 million ($0.03 per diluted share) for the first quarter of 2005.

“We are very pleased with this solid start to 2006,” said Oakleigh Thorne, chairman and CEO of eCollege. “First quarter was strong for both eLearning and Datamark as they effectively executed their plans while investing in the initiatives we announced at the end of 2005. The continuing roll out of large new clients at the eLearning division and our strong and improving pipeline in both businesses leave us well positioned for the remainder of the year, and we are reiterating our 2006 guidance.”

First Quarter 2006 Financial Highlights

Revenue

eLearning Division revenue for the first quarter of 2006 increased 20 percent from the same period in 2005 to $12.0 million. Student fee revenue, which represented 90 percent of the eLearning Division’s revenue in the first quarter of 2006, increased 23 percent from the first quarter of 2005.

Enrollment Division revenue for the first quarter of 2006 increased 12 percent from the same period in 2005 to $15.4 million. Direct mail revenue, which represented 58 percent of the Enrollment Division’s revenue in the first quarter of 2006, increased 5 percent from the first quarter of 2005. Interactive marketing revenue, which represented 30 percent of the Enrollment Division’s revenue in the first quarter of 2006, increased 49 percent from the first quarter of 2005.

Gross Margin

Gross margin declined to 48 percent for the first quarter of 2006 from 50 percent for the same period in 2005. Factors contributing to the decrease in gross margin included product mix, increased outsourced production expenses related to specialized direct mailings and increased staffing levels maintained in anticipation of future increased direct mail volumes.

Income from Operations

Income from operations for the first quarter of 2006 was $2.6 million, an increase of 30 percent from $2.0 million for the first quarter of 2005.

Operating Margin

Operating margin increased to 9.5 percent for the first quarter of 2006 from 8.4 percent for the same period in the prior year. Operating margin adjusted for stock-based compensation expense was 13.0 percent, compared to 12.0 percent for the same period in the prior year.

Net Income before Income Taxes and Cumulative Effect of Accounting Change

Net income before taxes and cumulative effect of accounting change for the first quarter of 2006 was $1.8 million, an increase of 76 percent from $1.0 million for the first quarter of 2005.

Income Taxes

The tax provision for the first quarter of 2006 was $0.8 million, which reflects an effective tax rate for the quarter of 41.8 percent. This compares to an effective tax rate of 41.5 percent for the same period in the prior year.

Net Income

Net income for the first quarter of 2006 was $1.1 million ($0.05 per diluted share), an increase of 80 percent from $0.6 million ($0.03 per diluted share) for the same period in the prior year.

Adjusted Net Income

In the first quarter of 2006, the Company recorded non-cash charges of $1.6 million, including expenses related to stock-based compensation, amortization of identifiable intangible assets associated with the Datamark acquisition and the accretion of the discount on the Company’s debt (non-cash interest expense). After adding these items back to GAAP net income, adjusted net income was $2.7 million ($0.12 per diluted share) for the first quarter of 2006, an increase of 30 percent from adjusted net income of $2.1 million ($0.09 per diluted share) for the first quarter of 2005. Differences between the Company’s GAAP net income and adjusted net income and adjusted net income per diluted share are further explained in the financial table that follows the unaudited Condensed Consolidated Statements of Operations included in this press release.

Free Cash Flow and Capital Expenditures

For the first quarter of 2006, the Company generated free cash flow of $2.2 million, an increase of 22 percent from $1.8 million for the first quarter of 2005. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as adjusted EBITDA (EBITDA plus stock-based compensation expense) less cash interest and capital expenditures. Capital expenditures, including capitalized software development costs, were $2.2 million for the first quarter of 2006, compared to $1.5 million for the same period in 2005. Capital spending for the quarter was in line with internal plans and included technology equipment for the Company’s second data center as well as specialized direct mail production equipment. Cash interest expense was $0.5 million for the first quarter of 2006 compared to $0.7 million for the first quarter of 2005. Differences between the Company’s GAAP net income and free cash flow are further explained in the financial table that follows the unaudited Condensed Consolidated Statements of Operations included in this press release.

Balance Sheet

As of March 31, 2006, the Company had cash of $26.7 million as compared to $23.0 million at December 31, 2005 and $13.9 million at March 31, 2005. As of March 31, 2006, the Company’s debt consisted of $2.0 million in original face amount of seller notes and $20.0 million in original face amount of senior subordinated debt.

Operating Highlights

•                  For the 2006 spring academic term, which impacts both the first and second quarters, the total number of distance student enrollments supported by the eLearning Division is expected to be approximately 541,000, up 88 percent from approximately 287,000 distance student enrollments in the spring term of 2005.

•                  The Company signed 3 new platinum customers in the first quarter – two at the eLearning Division and one at the Enrollment Division.

•                  Cross sell revenues totaled $1.6 million for the first quarter of 2006.

•                  Average annualized revenue per client at the eLearning Division was $271,000 in the first quarter of 2006, an increase of 28 percent from $211,000 in the first quarter of 2005.

•                  Total media under management (defined as customers’ gross media spending for direct mail, interactive and other media managed by Datamark) totaled approximately $27 million for the first quarter of 2006, an increase of 52 percent from the same quarter in the prior year.

Second Quarter 2006 Financial Guidance

The Company is providing the following guidance for the second quarter of 2006:

•                  Revenue of $28.5 million to $28.9 million, representing growth of 23 to 25 percent from the second quarter of 2005 and up from the Company’s initial outlook of $28.0 million to $28.8 million. The Company expects approximately 55 percent of second quarter revenue to come from the Enrollment Division and approximately 45 percent to come from the eLearning Division.

•                  Income from operations of $3.5 million to $3.8 million, a decline of approximately one percent from the second quarter of 2005. Comparisons to prior year results are impacted by:

•                  A $706 thousand reversal of SFAS 123 expense in the second quarter of 2005 due to the departure of certain management employees at the Enrollment Division.

•                  An increase in variable compensation expense of approximately $800 thousand compared to the second quarter of 2005 resulting from the timing of bonus expense accruals.

•                  A decrease in audit and SOX-related expense of approximately $500 thousand compared to the second quarter of 2005.

•                  Net income of $1.6 million to $1.8 million (EPS of $0.07 to $0.08 based on an estimated 23 million diluted shares), assuming an effective tax rate of 41.5 percent.

•                  Adjusted net income of $3.2 million to $3.4 million (adjusted net income per diluted share of $0.14 to $0.15), which reflects adjustments of approximately $1.6 million for non-cash expenses including stock-based compensation, amortization of intangibles and non-cash interest expense.

•                  Free cash flow of $1.7 million to $2.0 million, reflecting cash interest expense of approximately $600 thousand and capital expenditures (including capitalized software development costs) of approximately $3.8 million, up from $1.6 million in the second quarter of 2005 as the Company completes the first phase of its second data center and the upgrade of Datamark’s production facility.

Second quarter guidance for adjusted net income, adjusted net income per diluted share and free cash flow is reconciled in the accompanying financial tables.

Full-Year 2006 Financial Guidance

The Company is reiterating the full-year guidance it provided on December 15, 2005:

•                  Revenue of $121.0 to $124.0 million (growth of 18 to 21 percent).

•                  Operating income of $18.5 to $20.0 million (growth of 37 to 48 percent) with operating margins of 15.3 to 16.1 percent.

•                  Net income on a GAAP basis of $8.3 to $9.2 million (growth of 40 to 55 percent); net income per share (diluted) of $0.37 to $0.41.

•                  Adjusted Net Income of $16.6 to $17.5 million (growth of 47 to 55 percent); Adjusted Net Income Per Share (diluted) of $0.73 to $0.77.

•                  Free Cash Flow of $18.7 to $20.2 million (growth of 36 to 47 percent).

The Company is refining certain components of its 2006 projections as follows:

•                  The effective tax rate is projected to increase to 41.5% from the previous estimate of 40.0%. The increase results primarily from changes in the estimated impact of stock-based compensation.

•                  The fully diluted share count has increased to 23.0 million shares from 22.6 million shares. The increase is due primarily to an increase in eCollege’s share price since the original estimate.

•                  Capitalized software is projected to be approximately $1.9 million as compared to original estimates of $2.8 million. The decrease results primarily from a change in the mix and timing of development projects assumed in the original estimates.

•                  Capital expenditures are projected to be approximately $6.3 million as compared to original estimates of $5.5 million. The increase results primarily from a change in assumptions relating to the amount of leased equipment.

Conference Call

eCollege will hold a conference call to discuss its first quarter financial results at 3:30 p.m. Central time (4:30 p.m. Eastern time) on May 9, 2006. Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay also will be available from approximately 6:00 p.m. Central time (7:00 p.m. Eastern time) on May 9, 2006 until 11 p.m. Central time (midnight Eastern time) on May 16, 2006. To listen to the replay, participants should dial 800-642-1687. The conference ID for the replay is 8241358.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of these forward-looking statements include statements about expected future revenue, expenses, income from operations, adjusted income from operations, net income, adjusted net income, non-cash charges, EBITDA, adjusted EBITDA, cash and cash equivalents, free cash flow, capital expenditures, profitability, customer enrollments and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual performance and results may differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the Company’s industries as well as the more specific risks and uncertainties facing the Company, including those identified in the Company’s reports on Form 10-K, Form 10-Q and Form 8- K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

This news release and/or the financial results attached hereto include “adjusted net income,” “adjusted net income per diluted share,”  “adjusted EBITDA,” “free cash flow” and “adjusted income from operations” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have included reconciliations of these measures to GAAP with this news release.

eCollege is a registered trademark of eCollege.

#   #    #

eCollege Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31, 2006	December 31, 2005

Current Assets:
Cash and Cash Equivalents	$26,714	$23,037
Accounts Receivable and Other Current Assets	24,050	18,667
Total Current Assets	50,764	41,704

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	11,292	10,074
Identified Intangible Assets (Net)	8,331	8,745
Deferred Tax Asset	16,687	18,806
Goodwill	54,745	54,745
Total Assets	$141,819	$134,074

Current Liabilities:
Accounts Payable and Accrued Liabilities	$16,069	$14,923
Deferred Revenue and Customer Advances	7,598	3,766
Current Portion of Capital Lease Obligations	455	320
Total Current Liabilities	24,122	19,009

Deferred Revenue	38	26
Other Liabilities and Capital Lease Obligations	811	572
Long-Term Debt ($20 million face value)	18,610	18,366
Seller Notes Payable ($2 million face value)	1,676	1,657
Total Liabilities	45,257	39,630

Common Stock and Additional Paid In Capital, Less Treasury Stock (1)	144,732	140,015
Warrants (1)	3,304	3,304
Other Stockholders’ Equity (1)	—	3,678
Accumulated Deficit	(51,474)	(52,551)
Total Stockholders’ Equity	96,562	94,444

Total Liabilities and Stockholders’ Equity	$141,819	$134,074

(1)   The Company adopted SFAS 123 during the fourth quarter of 2003. Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” using the modified-prospective transition method. SFAS 123(R) clarifies and expands the guidance in SFAS 123 with respect to the accounting for stock-based compensation. As a result of adopting SFAS 123(R), certain balance sheet amounts associated with share-based compensation costs have been reclassified within the equity section of the balance sheet. This change in presentation had no net effect on total equity. Effective January 1, 2006, stock-based compensation expense has been reclassified from other stockholders’ equity into additional paid-in capital.

eCollege Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
Revenue
eLearning Revenue	$12,028	$10,005
Enrollment Marketing Revenue	15,395	13,794
Total Revenue	27,423	23,799

Cost of Revenue	14,349	11,856
Gross Profit	13,074	11,943

Research and Development	2,185	1,766
Sales and Marketing	2,667	2,499
General and Administrative	5,209	5,308
Amortization of Intangible Assets	414	373
Total Operating Costs and Expenses	10,475	9,946

Income from Operations	2,599	1,997
Interest and Other Income (Expense), Net	(796)	(972)

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,803	1,025
Income Tax (Expense)	(754)	(425)
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$1,049	$600
Cumulative Effect of Accounting Change, Net of Tax (1)	28	—
Net Income	$1,077	$600

Basic Net Income Per Share	$0.05	$0.03
Diluted Net Income Per Share	$0.05	$0.03

Shares Used in Computing Basic Net Income Per Share	22,040	21,344
Shares Used in Computing Diluted Net Income Per Share	23,010	22,214

(1) As a result of adopting SFAS 123(R), the Company is required to estimate forfeitures of share-based awards as of the grant date rather than recognizing such forfeitures as incurred. The Company recognized an after-tax gain of $28,000 ($46,000 pre-tax) as the cumulative effect of this change in accounting principle.

eCollege Reconciliation of GAAP to Non-GAAP Measures

	For the Three Months Ended
	March 31, 2006	March 31, 2005
Reconciliation of Income from Operations to Adjusted Income from Operations:(1)
Income from Operations	$2,599	$1,997
Stock-Based Compensation Expense	958	864
Adjusted Income from Operations(1)	$3,557	$2,861

Reconciliation of Net Income to Adjusted Net Income, Adjusted EBITDA and Free Cash Flow: (1)
Net Income	$1,077	$600
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	958	864
Amortization of Identified Intangibles	414	373
Non-Cash Interest Expense	258	242
Adjusted Net Income(1)	$2,707	$2,079
Depreciation	781	672
Amortization of Capitalized Software	147	142
Cash Interest (Income)/Expense, Net	538	730
Income Taxes	772	425
Adjusted EBITDA(1)	$4,945	$4,048
Capital Expenditures	1,901	982
Capitalized Software	308	541
Cash Interest	538	730
Free Cash Flow(1)	$2,198	$1,795

Net Income per Diluted Share	$0.05	$0.03
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	0.04	0.04
Amortization of Identified Intangibles	0.02	0.02
Non-Cash Interest Expense	0.01	0.01
Adjusted Net Income per Diluted Share(1)	$0.12	$0.09

(1) Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or “GAAP,” based measures. However, management believes, based on feedback from investors, analysts and other users of the Company’s financial information, that Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company’s profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company’s acquisition of Datamark in the fourth quarter of 2003 and related borrowings, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP. Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are reconciled herein to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

eCollege Condensed Consolidated Statement of Cash Flows

Unaudited

(in thousands)

	For the Three Months Ended
	March 31, 2006	March 31, 2005

Cash Flows from Operating Activities:
Net Income	$1,077	$600

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	781	672
Amortization of Capitalized Software	147	142
Amortization of Intangible Assets	414	373
Stock-Based Compensation	1,004	864
Cumulative Effect of Accounting Change	(28)
Deferred Income Taxes	588	423
Other (Net)	247	356
Changes In:
Accounts Receivable and Accrued Revenue Receivable	(2,644)	(1,016)
Accounts Payable and Accrued Liabilities	1,180	1,877
Deferred Revenue	3,842	1,817
Other Changes in Assets and Liabilities (Net)	(1,238)	(778)
Net Cash Provided by Operating Activities	5,370	5,330

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(1,376)	(982)
Capitalized Software Development Costs	(308)	(541)
Net Cash Used in Investing Activities	(1,684)	(1,523)

Cash Flows from Financing Activities
Proceeds from Issued Shares, Net of Tax Payments	(54)	3,860
Tax Benefit from the Issuance of Stock-based awards	137	—
Payments on Leasing Arrangements	(92)	(33)
Payments on Term Loan	—	(1,917)
Net Cash Provided by Financing Activities	(9)	1,910

Net Increase in Cash and Cash Equivalents	3,677	5,717
Cash and Cash Equivalents, Beginning of Period	23,037	8,223
Cash and Cash Equivalents, End of Period	$26,714	$13,940

Reconciliation of GAAP Net Income and Net Income per Diluted Share Guidance

to Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow Guidance

	For the Three Months Ending June 30, 2006
	Range	Per Share
	(in thousands)
Net Income Guidance	$1,600 to $1,800	$0.07 to $0.08
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	$1,000	$0.04
Amortization of Identified Intangibles	$400	$0.02
Non-Cash Interest Expense	$200	$0.01
Adjusted Net Income Guidance(1)	$3,200 to $3,400	$0.14 to $0.15
Depreciation	$1,000
Amortization of Capitalized Software	$200
Cash Interest (Income)/Expense, Net	$600
Taxes on Income	$1,100 to $1,200
Adjusted EBITDA(1)	$6,100 to $6,400
Capital Expenditures	$3,300
Capitalized Software	$500
Cash Interest	$600
Free Cash Flow Guidance(1)	$1,700 to $2,000

(1)   Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or “GAAP,” based measures. However, management believes, based on feedback from investors, analysts and other users of the Company’s financial information, that Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company’s profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company’s acquisition of Datamark in the fourth quarter of 2003 and related borrowings, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP. The Company’s guidance for Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow is reconciled herein to guidance for net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.